Images of Life, Inc.
(A Development Stage Company)
CONTENTS
                                                        Page
FINANCIAL STATEMENTS:
Balance Sheet (Unaudited)	  .    .    .    .	.	.       2
Statement of Operations for the Six Months Ended
June 30, 2000 and 1999 (Unaudited) .    .    .	.	      3
Statement of Stockholders' Equity for the
Six Months Ended June 30, 2000 and Year
Ended December 31, 1999 (Unaudited)     .    .	.	.     4
Statement of Cash Flows for the Six Months Ended
June 30, 2000 and 1999 (Unaudited) .    .    .	.	      5
NOTES TO INTERIM FINANCIAL STATEMENTS (Unaudited)	.	.  6


Images of Life, Inc.
(A Development Stage Company)

BALANCE SHEET (Unaudited)
                                                     June 30, 2000
ASSETS
Current Assets			                                    $            0
				Total Current Assets		                                        0
Investment In Start Up Business		                           225,000
Other Assets				                                              2,768
				                	TOTAL ASSETS                    $      227,768
LIABILITIES & STOCKHOLDERS EQUITY
Liabilities:
Current Liabilities
	- Accounts Payable			                               $       23,459
			Total Current Liabilities		                               23,459
Commitments & Contingencies - Note 3
Stockholders' Equity - Note 5


Common Stock $0.001 par value; 15,000,000 shares
authorized; 9,665,000 and 5,000,000 shares issued
and outstanding as at December 31, 1999 respectively          2,185
Additional Paid In Capital		                                356,778
Accumulated Deficit                                        (154,654)
		TOTAL STOCKHOLDER'S EQUITY	                               204,309
		TOTAL LIABILITIES & 	STOCKHOLDER'S EQUITY              $  227,768

STATEMENT OF OPERATIONS
                                                      Cumulative For the
							                                                 Period From
                                Six Month Period      September 23, 1997
			                               Ended June 30,       (Date of Inception)
                                  2000      1999      to June 30, 2000
REVENUES- development stage
only From Operations	           $    0	   $     0	        $      712
Cost of operations                   0	         0     	        5,765
Gross Profit		                       0          0		           (5,053)
Other Income	                        0      3,500 		          (1,553)
EXPENSES
Compensation	                        0      4,000             16,844
Consulting - Note 4             30,000	    15,000             79,500
Web-site Development	                0          0	            15,000
Marketing & Advertising              0          0             10,000
Investment Banking	                  0          0	            15,000
General & Admin.	                4,414          0          		 16,034
Other			                           491	        54		              723
		                              34,905	    19,054        	  	153,101
LOSS FROM OPERATIONS          (34,905)     (15,554)         (154,654)

Provision for Income
  Taxes - Note 6                     0          0                0
NET LOSS	                    $(34,905)     (15,554)   	     (154,654)
BASIC EARNINGS PER SHARE:
Net Loss per Share            $(0.004)     $(0.002)
Weighted Average
Shares Outstanding           9,675,000     9,135,000
DILUTED EARNINGS PER SHARE:
Net Loss per Share            $(0.004)    $(0.002)
Weighted Average
Shares Outstanding           9,675,000    9,135,000

STATEMENT OF STOCKHOLDERS EQUITY
                                                        Deficit
                                                        Accumulated
					                                         Addit'l   During
	                             Common Stock    Paid-In   Development
		                        	Shares     Amount	 Capital   Stage
Balance at Jan. 1 2000
                         9,665,000   $ 2,165  $336,798   $(119,749)
Shares Issued for Cash
- Note 5                    20,000        20	   19,980
Net Loss for six month
Period ending
June 30,2000                   		                          $(34,905)
	                  	     9,685,000    $2,185  $356,778    $(154,654)

STATEMENTS OF CASHFLOWS
                                                        Cumulative For the
                                                            Period From
                                   Six Month Period      September 23,1997
				                            	   Ended June 30        (Date of Inception)
		                               2000	      	 1999        to June 30, 2000
CASH FLOW FROM OPERATIONS
 -Net Loss		                    $(34,905)   $(15,554)       $(154,654)
 -Adjustments to reconcile
  net loss to cash from
  operating activities:
 -Other Income from Exchange
  of personality for
  Common Stock	                   (3,500)     (3,500)
-Expenses paid by
 Stockholders                                  1,158            1,158
Amortization                                                      232
Stock for services                             4,000            7,500
Changes in Assets & Liabilities:
-Other Assets                                                  (3,000)
-Accounts Payable	                11,059       8,600            23,459
		                    	         	(23,846)     (5,296)         (128,805)

CASH FLOWS FROM INVESTING
ACTIVITIES
-	Investment in Start
	Up Business	                    (30,000)           0          (225,000)
                                 (30,000)           0          (225,000)

CASH FLOWS FROM FINANCING
ACTIVITIES
-Proceeds from issuance
of common stock
 net issuance costs	              20,000        10,000          353,805

Increase (Decrease) In Cash		   (33,846)         4,704              -
Cash Beginning/Period	           33,846            242              -
Cash  End/Period	               $     0         $4,946           $  -

NON-Cash Investing &
Financing Activities
-Common Stock Issued
for Services  Rendered          $     0         $4,000	          $7,500

IMAGES OF LIFE,INC.
(A Development Stage Company)
NOTES TO INTERIM FINANCIAL STATEMENTS (Unaudited)
June 30, 2000 and 1999
Note A:  Basis of Presentation
Interim Statements
The interim period financial statements presented herein have been prepared pursuant to the rules and regulations of the
Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The interim financial statements should be read in conjunction with the Company's annual financial statements, notes and accounting policies thereto included in the Company's Annual Report on Form SB-2 for the year ended December 31, 1999. The results of operations for the interim periods presented herein are not necessarily indicative of the results that may be expected for future periods. In the opinion of management, the unaudited interim financial statements furnished reflect all adjustments necessary (which all are of a normal recurring nature) for a fair presentation of the Company's financial condition as of June 30, 2000, and the results of its operations and cash flows for the six months ended June 30, 2000 and 1999.

Note B:  Stockholders' Equity
During the six months ended June 30, 2000 the Company issued for $20,000 cash, 20,000 shares of its common stock under the "Private Placement Funding Agreement" with Trimont Capital, Ltd.

The Company issued options to board members who are shareholders and to the majority member of Glacier Medical, LLC totaling 300,000 shares of the Company's common stock exercisable at $1 per share. These options are exercisable upon  certain  future events  happening, and
approval is required of the Board.   There is no dilutive effect
as of June 30, 2000.